                                                                   EXHIBIT 10.31

                     IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


In re:                          )
                                )  Chapter 11
UNITED FINANCIAL GROUP, INC.    )
                                )  Case No. 97-54 (HSB)
                    Debtor.     )


FIRST AMENDED DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF   THE BANKRUPTCY
                       CODE WITH RESPECT TO THE DEBTOR'S
                             PLAN OF REORGANIZATION
                             ----------------------

I.  INTRODUCTION
    ------------

    A.  PRELIMINARY STATEMENT
        ---------------------

          United Financial Group, Inc. ("UFG" or the "Debtor") is filing this First Amended Disclosure Statement (the "Disclosure Statement") in connection with the solicitation of acceptances to the Debtor's Plan of Reorganization, dated January 14, 1997 (the "Plan"), a copy of which is attached hereto as Exhibit A. All capitalized terms used in this Disclosure Statement and not otherwise defined herein are defined in the Plan. On February 28, 1997, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement. The approval of this Disclosure Statement means that the Bankruptcy Court has found that the Disclosure Statement contains adequate information to make a reasonably informed decision in exercising a creditor's right to vote upon the Plan attached hereto and described in this Disclosure Statement.

          THIS DISCLOSURE STATEMENT CONTAINS ONLY A SUMMARY OF THE PLAN. ALL CREDITORS, STOCKHOLDERS AND OTHER INTERESTED PARTIES ARE ENCOURAGED TO REVIEW THE FULL TEXT OF THE PLAN, AND TO READ CAREFULLY THIS ENTIRE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS TO THE PLAN AND THIS DISCLOSURE STATEMENT, BEFORE DECIDING TO VOTE (IF SUCH PERSONS ARE ELIGIBLE TO VOTE) EITHER TO ACCEPT OR REJECT THE PLAN. TO THE EXTENT ANY INCONSISTENCIES EXIST BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING.

    B.  BACKGROUND
        ----------

        1.  The Debtor's Business
            ---------------------

        UFG was organized under the laws of the State of Delaware. Its executive office is located at 5847 San Felipe, Suite 2600, Houston, Texas 77057. Until December 30, 1988, UFG was a savings and loan holding company owning all of the stock of United Savings Association of Texas ("USAT"), a Texas state-chartered savings and loan association. Beginning in the early 1980s, the economy of the State of Texas declined significantly, initially from a precipitous drop in the price of oil, and thereafter from a number of factors affecting most segments of the Texas economy. Because of this regional recession, USAT began to experience significant operating losses. As a result of these market conditions, by December 30, 1988, USAT's capital had dropped to approximately negative $309 million, as determined by the Federal Savings and Loan Insurance Corporation ("FSLIC"), later succeeded by the Federal Deposit Insurance Corporation ("FDIC").

          2.  Significant Transactions and Events
              -----------------------------------

              a.  First American Merger
                  ---------------------

          Effective April 29, 1983, First American Financial of Texas, Inc., Houston Texas ("First American"), a savings and loan holding company formerly known as Houston First Financial Group, Inc. ("Houston First"), was merged with and into UFG. In connection with the First American merger UFG assumed certain obligations resulting from a prior acquisition by Houston First, including obligations under UFG's 9% Secured Sinking Fund Debentures due 1993 (the "Debentures"; and the holders thereof, the "Debentureholders"). Pursuant to the terms of the indenture governing the Debentures (the "Indenture"), UFG was required to make a sinking fund payment of approximately $1.8 million on August 1, 1992. UFG elected not to make that sinking fund payment and, as a result, the predecessor to First Trust of California, National Association, as Indenture Trustee (the current Indenture Trustee in such capacity being hereinafter referred to as "FTC") notified UFG that it believed there was an event of default under the terms of the Indenture. Without admitting that an event of default existed, UFG negotiated an arrangement whereby FTC would not seek to accelerate the repayment of the Debentures and UFG would provide security for the payment of the required sinking fund. That settlement was not executed prior to the time an involuntary chapter 11 petition (the "Involuntary Petition") was filed by Nu-West Florida, Inc. ("Nu-West") against UFG (described in greater detail below). As a result of the filing of the involuntary petition, the FTC and UFG were unable to consummate the proposed settlement.

          On August 1, 1993, the full principal amount of the Debentures matured. At that time, UFG paid all unpaid interest but determined not to repay any of the principal on those Debentures. UFG received a letter from counsel for the FTC stating that an event of default, as defined in the Indenture, had occurred. UFG and counsel for the FTC engaged in negotiations concerning the effect of the Involuntary Petition, among other things, on the Debentureholders' course of action resulting from UFG's failure to pay the principal of the Debentures. At the time UFG determined not to repay any of the principal on the Debentures, it made an independent determination to continue to pay interest on those Debentures at the rate of 9% and on the dates interest was payable on the Debentures prior to their maturity date. In January, 1995, UFG was informed by the staff of the Office of Thrift Supervision (the "OTS") and counsel for the FDIC that no additional interest payments should be made to the Debentureholders. Therefore, effective February 1, 1995, UFG determined no longer to pay interest on the Debentures. To date, neither the FTC nor the Debentureholders have instituted any litigation as a result of UFG's failure to pay the principal or interest on the Debentures.

          b.  Series B $13 Cumulative Preferred Stock -- Nu-West
              --------------------------------------------------

        In April, 1983, UFG issued 58,725 shares of its Series B $13
Cumulative Preferred Stock (the "Series B Preferred") to Nu-West Florida, Inc. ("Nu-West") in exchange for certain real estate. In 1988, as a result of UFG's capital position, the Board of Directors of UFG determined not to make any further dividend or sinking fund payments for the benefit of the Series B Preferred. Pursuant to the terms of the Series B Preferred, from May 1, 1988 to December 31, 1996, dividend payments of approximately $6,679,969 accrued but were not paid. In addition, sinking fund payments of $587,250 per year for the redemption, commencing May 1, 1989, of certain shares of the Series B Preferred were not made. Any dividend not paid accumulates and UFG is not permitted to pay dividends on or to retire any junior Preferred Stock or its common stock until all dividend and sinking fund arrearages are paid. Since UFG has failed to make dividend payments when due (whether consecutive or not), Nu-West became entitled in 1989 to elect one person to the Board of Directors of UFG at UFG's annual meeting of stockholders. However, Nu-West determined not to elect a director at any of UFG's annual meetings of Stockholders since Nu-West has been entitled to elect that director.

          c.  The USAT Receivership
              ---------------------

        On December 30, 1988, USAT was placed into receivership by the Federal Home Loan Bank Board ("FHLBB") and FSLIC was appointed as its receiver. Immediately thereafter, USAT's deposit liabilities were assumed by, and substantially all of its assets, including all of the subsidiaries of USAT, were transferred to a new, federally-chartered savings bank organized by an unaffiliated third party. No consideration was received by UFG as a result of the foregoing transaction. As of December 31, 1988, therefore, UFG no longer conducted savings and loan operations through any subsidiary. On August 9, 1989, FHLBB and FSLIC were abolished pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989. The FDIC succeeded FSLIC as receiver to the interests of USAT, and the OTS succeeded to FHLBB as the regulatory agency charged with the supervision of, and enforcement of regulations with respect to, savings association and savings and loan holding companies.

        As a result of FHLBB putting USAT into receivership on December 30, 1988, the stock of USAT owned by UFG became worthless, and UFG became entitled to claim a worthless stock deduction in its 1988 tax return. That worthless stock deduction in the amount of approximately $156 million is treated under the Internal Revenue Code of 1986, as amended ("IRC"), as a taxable loss (the "Tax Loss"). Based on UFG's review of certain rulings issued by the Internal Revenue Service ("IRS") in matters unrelated to UFG, UFG believes that the Tax Loss could be treated as a net operating loss ("NOL"). If so, the Tax Loss would expire at the end of the 15th tax year after the year in which it was incurred. However, pursuant to IRS policy, UFG cannot rely on rulings to which UFG is not a party, and UFG has not sought a ruling in its case. If the Tax Loss is not considered an NOL, the Tax Loss would be considered a capital loss which expired on December 31, 1993 without ongoing value to UFG. Moreover, as set forth below under "Settlement Agreements," subject to those settlements being effected, UFG has agreed that, except for limited purposes, it will not use the benefits arising from the Tax Loss.

          On January 12, 1989, UFG was notified by letter (the "January Letter") from counsel for the FDIC that, in the FDIC's view, it had a claim (the "Net Worth Claim") arising from the First American transaction relating to the alleged breach of a claimed contractual obligation to the FDIC to maintain USAT's net worth at a prescribed regulatory minimum. Specifically, during this transaction, the FHLBB issued Resolution No. 83-252 purporting to require UFG to "stipulate" that "for so long as it controls" USAT, UFG will "cause the net worth of [USAT] to be maintained at a level consistent with that required by" FHLBB regulations. The January Letter stated that UFG failed to maintain these levels in accordance with that alleged stipulation. UFG was subsequently notified by counsel for the FDIC that they believed damages were sustained as a result of UFG's alleged breach of its stipulation and that compensation would be demanded. If required to maintain USAT's net worth at the regulatory minimum, the FDIC's claim against UFG would be approximately $534 million. However, the FDIC's letter only stated that its damages were in excess of $100 million. In addition, the FDIC has asserted that its Net Worth Claim has priority over the claims of unsecured creditors of UFG in a Chapter 7 liquidation proceeding under the United States Bankruptcy Code (the "Bankruptcy Code"), and that the Net Worth Claim would have to be satisfied in full as a condition precedent to relief in a Chapter 11 case.

          The FDIC also asserted (the "Tax Sharing Claim") that UFG was obligated to USAT as a result of income tax refunds allegedly received by UFG through utilization in its consolidated tax returns of losses generated by USAT's operations. The Tax Sharing Claim related to the period when UFG and USAT were members of a consolidated group for tax purposes. UFG denied the allegation that it was obligated to USAT for the Tax Sharing Claim. (As used herein, the Net Worth Claim and the Tax Sharing Claim are called the "FDIC Claims.") The FDIC has asserted that the Tax Sharing Claim is approximately $12 million, inclusive of interest. UFG's Board of Directors denied the existence of and any liability under the FDIC Claims.

          Following the loss of USAT, UFG's Board of Directors concluded that the interests of its stockholders and creditors would be best served by a reorganization of UFG involving the acquisition of a business or engaging in transactions that could utilize all or part of the Tax Loss while attempting to settle all outstanding claims against UFG. Accordingly, the Board of Directors determined not to liquidate but instead to seek alternative options for effectively utilizing UFG's assets and the Tax Loss. During 1989, UFG endeavored to acquire an operating company or to engage in other profitable transactions. UFG retained tax counsel to assist in formulating business plans and procedures for the utilization of these assets and employed, on a best efforts basis, a national investment banking firm to assist UFG in identifying operating businesses which were available for acquisition. However, as a result of UFG's limited assets, the existence of the FDIC Claims, and the limitations placed by the IRS upon any acquisition by, or of, UFG while maintaining the benefits of the Tax Loss, UFG was not in a position to complete any such acquisition and no discussions were held with any of the companies identified.

          UFG continues to deny any obligation to maintain USAT's net worth. Nonetheless, the FDIC Claims constitute a substantial contingent liability to UFG and have severely hindered UFG's ability to raise capital, to consummate successfully the acquisition of an operating business, or to engage in other profitable business transactions. Therefore, beginning in 1989, UFG initiated negotiations with the FDIC legal staff and its outside counsel to reach a settlement of the FDIC's Claims. Although a settlement was proposed in October, 1989, the settlement was subject to FDIC approval, and, in December, 1990, the FDIC informed UFG that it was terminating negotiations. Negotiations were reopened in mid-1991 whereby UFG sought to resolve the FDIC Claims as well as all other possible claims by the FDIC against UFG. Those negotiations continued through the end of 1995.

          In mid-1994, settlement discussions relating to the FDIC Claims were joined by the OTS, which was investigating the possibility of certain regulatory violations by UFG (the "OTS Claims"), its current and former officers and directors, and others who had engaged in business transactions with UFG and USAT. UFG denied any such violations and, in September 1994, began negotiations with OTS concerning possible settlement of the OTS Claims.

          At all times UFG has continued to deny any obligation that was breached with respect to the FDIC Claims and has defended vigorously against them. For example, with respect to the Net Worth Claim, UFG has asserted, inter alia, that even if such an obligation existed, neither the FDIC nor OTS had authority to enforce that obligation or, alternatively, that an obligation no longer applied or had been fully satisfied.

            d.  The Involuntary Chapter 11 Case
                -------------------------------

          In November 1992, Nu-West, as holder of the Series B Preferred, filed the Involuntary Petition against UFG for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Nu-West sought to impose jurisdiction over UFG to require it to implement a plan to reorganize its debts and other obligations. UFG asserted that the involuntary filing was inappropriate and sought dismissal of the Involuntary Petition. However, by agreement of the parties and approval of the Bankruptcy Court, a hearing on UFG's request was not scheduled.

          During the pendency of the Involuntary Petition, the OTS and the FDIC asserted that, in a Chapter 11 case, the Net Worth Claim is governed by section 365(o) of the Bankruptcy Code, which, if applicable, requires UFG to cure the entire deficit in USAT's net worth as a condition precedent to relief under Chapter 11, and that under section 365(o) of the Bankruptcy Code, the Net Worth Claim would have priority over the claims of general, unsecured creditors. See "The Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990," below.

          In December, 1995, certain Settlement Agreements (defined below) were executed which provided a mechanism for settling the claims of the FDIC, the OTS, FTC and Nu-West. Accordingly, on May 31, 1996, Nu-West filed a motion to dismiss the Involuntary Petition against UFG with the understanding that UFG would file thereafter a voluntary Chapter 11 petition and a plan of reorganization and disclosure statement that contained the basic terms of the Settlement Agreements. By order dated June 12, 1996, the Honorable Helen S. Balick, Chief United States Bankruptcy Judge for the District of Delaware, granted Nu-West's motion and dismissed the Involuntary Petition.

            e.  The Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer
                ----------------------------------------------------------------
                Recovery Act of 1990
                --------------------

          On November 29, 1990, the "Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990" (the "Recovery Act") was enacted as part of the "Crime Control Act of 1990." The Recovery Act amends the Bankruptcy Code to provide that unsecured claims based on any commitment by a debtor to maintain the capital of an insured depository institution, such as the alleged Net Worth Claim, are given a priority over all other non-priority claims of the debtor. The Recovery Act also provides that, in any case under Chapter 11 of the Bankruptcy Code, the bankruptcy trustee is deemed to have assumed, and shall immediately cure, any deficit under any net worth maintenance obligation of the debtor to the FDIC.

          The Recovery Act gives the FDIC the power to restrict, by order or regulation, in certain circumstances a financial institution from making an indemnification payment to, among others, any officer or director. The restriction on indemnification payments is not dependent on the financial institution's insolvency or troubled financial condition.

          It is unclear what the effects would be under the Recovery Act if the Settlement Agreements (defined below) are not consummated. First, it is not clear whether UFG is even covered by the Recovery Act. In the event that UFG is so covered, the FDIC or the OTS may assert that UFG is required to cure immediately the alleged deficit under the Net Worth Claim and/or that the FDIC has priority over all other non-priority claims against UFG. Although UFG believes it has numerous meritorious defenses to the Net Worth Claim, there are no assurances that UFG would prevail in any such litigation. If the FDIC or the OTS were to prevail, the Net Worth Claim would be treated as a priority claim that would substantially reduce or eliminate the amount of UFG's assets available to pay other creditors and stockholders. In addition, under the Bankruptcy Code, the FDIC or the OTS might attempt to require UFG to assume, and immediately cure, the alleged Net Worth Claim. Though any such claim would be vigorously defended by UFG, if the FDIC were to be successful in any such action, the amount of UFG's assets available to pay its other creditors and stockholders likely would be completely eliminated.

          Finally, the FDIC or the OTS might seek, by means of filing a complaint or notice of charges, to establish UFG's obligations under the FDIC Claims, and, in connection with such a complaint, seek to attach all of UFG's assets or to enjoin the wrongful disposition of UFG's assets. If such an attachment were granted, UFG would be precluded from making any further payments to its creditors or stockholders until the FDIC Claims were resolved.

            f.  The Indemnity Claims
                --------------------

          The FDIC has informed UFG that certain current and former officers, directors and employees of UFG and USAT and others who had engaged in business transactions with UFG and USAT (collectively, the "Possible Targets") were the subject of an investigation that might lead to the FDIC bringing a lawsuit against some or all of the Possible Targets. The FDIC informed UFG that it had not, however, determined whether or not a lawsuit should be brought. In February 1992, counsel for the FDIC notified UFG and the Possible Targets that, in such counsel's opinion, UFG and the Possible Targets were liable to the FDIC for breach of their fiduciary duty to USAT, for aiding and abetting others in the breach of duties to USAT, for wrongfully causing USAT to pay dividends to UFG, for wrongfully failing to maintain the net worth of USAT, and for failing to remit tax refunds to USAT. In addition, counsel for the FDIC enumerated certain acts and omissions which, in their opinion, may have created liability to the FDIC. Those acts and omissions include (but, according to counsel for the FDIC, may not be limited to), the FDIC Claims, activities in connection with the acquisition and disposition of certain equity securities, high yield bonds and securities and derivative products, the making of certain loans, the disposition of certain assets, and the establishment of certain reserves for USAT (collectively, the "FDIC Allegations"). However, there is a possibility that the applicable statute of limitations has expired against the Possible Targets.

          A number of the Possible Targets demanded that UFG indemnify them to the extent permitted by UFG's by-laws, Delaware law and specific contract(s) for all expenses, including attorneys' fees, which they might incur in connection with the FDIC Allegations. UFG had not determined whether indemnification would be appropriate, but agreed, in accordance with its by-laws, Delaware law, and other contractual obligations with the Possible Targets, to advance certain legal expenses.

          As set forth below under "Settlement Agreements," UFG has entered into a series of stipulations and consents relating to the possible settlement of the FDIC Claims and the OTS Claims. In December 1995, the OTS brought an administrative action (the "OTS Action") against certain of the Possible Targets, other persons that the OTS alleges controlled UFG and USAT, and certain individuals, by issuing a notice of charges which sets forth the OTS allegations. All parties named in the OTS Action have denied all of the OTS Claims, and the OTS Action is currently pending before an administrative law judge. UFG is not a party to the OTS Action and has stipulated with the OTS that after December 1995 it would not voluntarily pay for any of the costs or expenses of any Possible Target relating to the OTS Action. UFG cannot determine what action, if any, the Possible Targets who are parties to the OTS Action will take as a result of UFG's stipulation.

          In addition, in August 1995, the FDIC filed suit against one of the Possible Targets in the United States District Court for the Southern District of Texas (the "FDIC Action"). In November 1996, the United States District Court for the Southern District of Texas granted the Possible Target's motion to join the OTS as a party to the FDIC Action and granted several motions of other Possible Targets to intervene in the FDIC Action. The FDIC Action is still pending before the United States District Court for the Southern District of Texas.

            3.  The Settlement Agreements
                -------------------------

          As a result of negotiations held among UFG, the FDIC, the OTS, FTC and Nu-West, UFG has consented to the issuance of that certain Stipulation and Consent to Issuance of Consent Cease and Desist Order for Affirmative Relief with the OTS dated December 13, 1995 and that certain Consent Cease and Desist Order for Affirmative Relief dated December 13, 1995 (collectively, the "OTS Settlements") , which attempt to settle the OTS Claims. UFG has also entered into that certain Settlement Agreement and Release dated as of December 9, 1995 with the FDIC, OTS, FTC and Nu-West (as amended from time to time, the "FDIC Settlement" and, collectively with the OTS Settlements, the "Settlement Agreements") to resolve the claims raised by these entities. Copies of the OTS Settlements and the FDIC Settlement are attached hereto as Exhibits B through D, respectively. Implementation of the Settlement Agreements is conditioned upon confirmation of an acceptable Plan and Disclosure Statement containing substantially similar terms to those contained in the Settlement Agreements. If the Plan or another acceptable plan of reorganization is not submitted and confirmed within certain agreed time periods, as those periods may be extended from time to time, the Settlement Agreements become null and void.

          UFG believes that the Plan and Disclosure Statement implement the basic terms of the Settlement Agreements. The Board of Directors of UFG considered the fact that, if it were to litigate the OTS Claims and FDIC Claims, there would be a substantial risk that: (a) if the OTS and/or FDIC prevailed, FTC, on behalf of the Debentureholders, and Nu-West would receive nothing; (b) the cost and time involved in litigation could be significant; and (c) the FDIC or OTS might attempt to impose extraordinary powers that could prevent UFG from meaningfully defending its position. Therefore, after carefully considering the nature of the claims and the costs and uncertainty of litigation, the Board of Directors of UFG, while expressly denying the FDIC and OTS allegations, concluded in its business judgment that the settlement with the FDIC and OTS constitutes an inherently fair and reasonable course of action. Pursuant to the Settlement Agreements and the Plan, UFG has agreed to pay to the FDIC a minimum sum of $9.45 million and to proceed with a plan of reorganization in the Bankruptcy Court. The sum due to the FDIC would be paid after the Bankruptcy Court has confirmed a final plan of reorganization or liquidation. The Consent Order also releases from any action by the OTS certain former and current officers and directors of UFG.

          Pursuant to the FDIC Settlement, UFG has not admitted any liability with respect to the FDIC's Claims, but has agreed that, conditioned upon UFG obtaining a final order of the Bankruptcy Court, the FDIC will receive a minimum of $9.45 million, FTC will receive a minimum of $1.36 million, and Nu-West will receive a minimum of $190,000. Any additional funds that remain available after the payment of the minimum amounts and the winding down of UFG's affairs are intended to be distributed to the FDIC, FTC and Nu-West in the same ratio as the minimum payments. The FDIC Settlement initially provided that, inter alia, such plan and disclosure statement must be filed within 60 days of the effective date of the FDIC Settlement and confirmed on or before June 30, 1996. The parties, by mutual agreements and amendments of the FDIC Settlement, agreed to extend those deadlines through and including January 14, 1997 and April 30, 1997, respectively.

          The FDIC Settlement further provides that, with minimum exceptions, any expenditure by UFG in excess of $300,000 from and after the date of the FDIC Settlement was fully executed is subject to FDIC and OTS approval. The FDIC Settlement also provides for cross and mutual releases among the parties as well as releases for certain officers and directors of UFG.

          In accordance with both the FDIC Settlement and the OTS Settlements, if an acceptable plan of reorganization or liquidation, embodying substantially the terms of the OTS Settlements and the FDIC Settlement, is not obtained, the agreements become null and void. UFG has agreed, in connection with the entering into of the Settlement Agreements, to continue tolling the statute of limitations and not to utilize, except in limited circumstances, any tax benefits, including those arising from the Tax Loss, available to it.

            4.  The Voluntary Chapter 11 Case
                -----------------------------

          On January 14, 1997, UFG filed with the Court a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. UFG continues to operate its businesses and manage its properties as a debtor and debtor-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. UFG filed the bankruptcy case in order to consummate the Settlement Agreements. The Plan provides for the orderly distribution of the proceeds of the liquidation of the Assets (defined below).

            5.  UFG's Assets
                ------------

          For purposes of the Plan, UFG's assets (the "Assets") consist of all property of any nature whatsoever, real or personal, tangible or intangible,
previously or now owned by UFG as set forth in 11 U.S.C. (S) 541.   The Assets
consist primarily of money market accounts, treasury securities and similar investments.

          As a result of maintaining such Assets, UFG could be considered an "investment company required to register under the Investment Company Act of 1940 (the "1940 Act") and would be subject to the rules and regulations of the 1940 Act. In May 1990, pursuant to receipt of an exemption from registration under the 1940 Act, UFG liquidated its previously held portfolio of equity securities investments. UFG's exemption from registration under the 1940 Act will expire on December 30, 1997. In 1991, UFG agreed that its securities investments would be limited to securities with a remaining maturity of 397 days or less and which are rated in one of the two highest rating categories by a nationally recognized, statistical rating organization, as that term is defined in Rule 2a-7(a)(10) of the Securities and Exchange Commission's rules. As a result of the limitations on UFG arising from the exemption from the 1940 Act, UFG is required to make investments that offer a lower return than otherwise might be obtainable, absent such limitations. If UFG is not otherwise operating outside the scope of the 1940 Act on December 30, 1996, it may be required to alter significantly its business operations.

II.  PURPOSE OF THIS DISCLOSURE STATEMENT
     ------------------------------------

          The purpose of this Disclosure Statement is to provide creditors and holders of interests with such information as would enable a hypothetical, reasonable individual or entity typical of the holders of Claims to make informed judgments on voting on the Plan. This Disclosure Statement does not purport to be a complete description of the Plan, the financial status of UFG, applicable provisions of the Bankruptcy Code or of other matters that may be deemed significant by creditors or other parties in interest. For further information, you should examine the Plan directly and consult your legal and financial advisors.

          You are urged to read carefully the contents of this Disclosure Statement before making your decision to accept or reject the Plan. Particular attention should be directed to the provisions of the Plan affecting or impairing your rights as they existed before the institution of this Chapter 11 case.

          NO REPRESENTATION CONCERNING UFG'S LIQUIDATION VALUE OF PROPERTY IS AUTHORIZED BY THE DEBTORS EXCEPT AS SET FORTH IN THIS DISCLOSURE STATEMENT. IN DECIDING TO ACCEPT THE PLAN, YOU SHOULD NOT RELY UPON ANY REPRESENTATIONS OF UFG OR ANY OTHER PARTY OTHER THAN THOSE CONTAINED EXPLICITLY IN THIS DISCLOSURE STATEMENT.

      A.  ACCEPTANCE AND CONFIRMATION
          ---------------------------

          The Bankruptcy Court has fixed March 26, 1997 as the date by which holders of Allowed Claims (including those parties who are transferees of record on the docket sheet of the Bankruptcy Court as of that same date, provided that the time period prescribed in the Bankruptcy Rules for the filing of objections to such transfers has expired), and/or holders of Claims that have been timely filed, are liquidated in amount and are not the subject of an objection filed prior to the commencement of the Confirmation Hearing (unless such claim was granted temporary allowance), may vote to accept or reject the Plan. Creditors whose Claims are impaired by the Plan may vote by filling out the enclosed ballot and sending it in the envelope provided for that purposes to the following parties:

          If by mail, hand delivery or courier service, then to:

                        Logan and Company
                        615 Washington Street
                        Hoboken, NJ  07030.

In order to be counted, ballots must be received by 4:00 p.m. (Delaware Time) on March 26, 1997.

          Creditors whose Claims are not impaired by the Plan may not vote, as they are conclusively presumed to have accepted the Plan. In order for the Plan to be accepted by any class of creditors, it must be accepted by creditors who hold at least two-thirds in dollar amount of the Claims of such class to which votes are cast and who comprise more than one-half of the voting creditors holding Claims of that class. THESE CALCULATIONS ARE BASED ONLY ON THE CLAIM AMOUNTS AND NUMBER OF CREDITORS WHO ACTUALLY VOTE. ANY BALLOT THAT IS VALIDLY EXECUTED THAT DOES NOT CLEARLY INDICATE REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE A VOTE FOR ACCEPTANCE OF THE PLAN. THE VOTE OF EACH CREDITOR IS IMPORTANT.

          The hearing (the "Confirmation Hearing") will be held on March 31, 1997 at 10:00 a.m. (Delaware Time) before the Honorable Helen S. Balick, Chief Bankruptcy Judge, at the United States Bankruptcy Court for the District of Delaware, 824 Market Street, Sixth Floor, Wilmington, Delaware 19801, to consider UFG's request for confirmation of the Plan. The Confirmation Hearing may be continued from time to time with notice only to those who have filed timely objections or pertinent responsive pleadings. The Confirmation Hearing may also be continued from time to time, without further notice, by announcement in open court on the date of the scheduled hearing or any continuance thereof.

          Any creditor or party in interest who wishes to object to confirmation of the Plan must file an objection with the Clerk of the United States Bankruptcy Court for the District of Delaware, 824 Market Street, Fifth Floor, Wilmington, Delaware, 19801 and serve copies on the parties required by Fed. R. Bankr. P. 3020(b)(1), including, but not limited to: Thomas L. Ambro, Esquire, Richards, Layton & Finger, One Rodney Square, P.O. Box 551, Wilmington, Delaware 19899. The objections must be filed with the Clerk and served upon and received by counsel on or before 4:00 p.m. (Delaware Time) on March 26, 1997.

III.  CLASSIFICATION AND TREATMENT OF CLAIMS
      --------------------------------------

      A.  ADMINISTRATIVE EXPENSES AND CERTAIN PRIORITY CLAIMS
          ---------------------------------------------------

          1.  Aggregate Administrative Claim Distribution
              -------------------------------------------

          On or before the Distribution Date, a fund in the amount of $100,000 will be established for the purpose of making distributions to holders of Administrative Claims pursuant to Article III of the Plan (the "Administrative Claimants' Fund"). The aggregate of distributions made pursuant to sections 3.2 and 3.3 of the Plan (described in sections III.A.2-3 below) will not exceed the foregoing amount without the prior written approval of FDIC and OTS, which approval shall not be unreasonably withheld. Pursuant to the FDIC Settlement, UFG will provide twenty (20) business days prior written notice to FDIC and OTS of any anticipated disbursement(s) or payment(s) that will cause UFG to exceed the foregoing amount. If the FDIC or OTS withholds approval for such additional deposit(s) to the Administrative Claimants' Fund and UFG believes such withholding(s) of consent is (are) unreasonable, UFG may move before the Bankruptcy Court for authority to make such additional deposit(s) to the Administrative Claimants' Fund.

          2.  Claims and Expenses of Professional Persons
              -------------------------------------------

          Those Professional Persons and other persons who may be entitled to an allowance of compensation and reimbursement of expenses pursuant to (S) 503(b)(2) of the Bankruptcy Code will be paid in Cash the amount awarded to those Professional Persons or other Persons by order of the Bankruptcy Court as soon as practical (i) in accordance with prior orders of the Bankruptcy Court, or (ii) after the date on which the Bankruptcy Court enters an order awarding the compensation or reimbursement of expenses to those Professional Persons or other Persons.

          3.  Other Claims
              ------------

          Each holder of an Allowed Administrative Claim (other than a Claim of a Professional Person) shall be paid in Cash the amount of such Allowed Claim on the later of (a) the Distribution Date or (b) thirty (30) days after the date such Claim becomes an Allowed Administrative Claim, whichever is later, unless the holder shall have agreed to different treatment of such Claim or unless the ordinary business terms applicable to any such obligation would permit otherwise, in which event it shall be paid in accordance with such terms. UFG knows of no claims covered by this paragraph other than those scheduled as such on its Schedules filed with the Bankruptcy Court.

          4.  Tax Claims
              ----------

          Each holder of a Tax Claim entitled to priority under (S) 507(a)(8) of the Bankruptcy Code shall be paid in Cash the amount of such Allowed Claim on the later of (a) the Distribution Date or (b) thirty (30) days after the date such Claim becomes an Allowed Tax Claim, as applicable, whichever is later, unless the holder shall have agreed to different treatment of such Claim or unless the ordinary business terms applicable to any such obligation would permit otherwise, in which event it shall be paid in accordance with such terms. UFG knows of no claims covered by this paragraph other than those scheduled as such on its Schedules filed with the Bankruptcy Court.

      B.  CLASS 1 - SECURED CLAIMS
          ------------------------

          Class 1 shall consist of UFG's secured claims. UFG believes that there are no Secured Claims. However, to the extent that there may be Allowed Secured Claims, each holder of an Allowed Class 1 Claim will be paid in the full amount of such Claim, as soon as practical after the Effective Date, either by
(i) payment in Cash, (ii) abandonment of the property securing the Class 1 Claim to the holder of such Claim, or (iii) such other treatment as agreed between UFG and the holder of the Class 1 Claim. Persons asserting rights to set off will be permitted to set off such amounts, without further court order, as UFG agrees in writing. To the extent that UFG and any person asserting a right to set off disagree as to the amount subject to set off, the Bankruptcy Court shall determine the appropriate set off amount upon the request of any party.

      C.  CLASS 2 - PRIORITY CLAIMS
          -------------------------

          Class 2 shall consist of priority claims against UFG. Each holder of an Allowed Class 2 Priority Claim shall receive Cash in the amount of such Allowed Priority Claim, without interest, on the Distribution Date (defined in the Plan as the Effective Date referred to below), unless the holder shall have agreed to different treatment of such Claim. Each holder of a Disputed Class 2 Priority Claim shall receive Cash in the amount of such Claim that is ultimately Allowed, without interest, as soon as practicable after the date on which the order allowing such Claim becomes a Final Order (as defined in the Plan) and all conditions precedent in the Plan have been properly met or waived (the "Effective Date"). FDIC and OTS have asserted that they have priority claims pursuant to (S)(S) 507(a)(9) and 365(o) of the Bankruptcy Code, which UFG has disputed. As part of the FDIC Settlement, and to allow for the filing of the Plan, FDIC and OTS, without waiving their arguments as to validity and/or priority of the Claims of the FDIC and/or the OTS, have agreed to combine the Net Worth Claim portion of the FDIC Claims and the OTS Claim (defined collectively as the "Government Allowed Priority Claim") and to compromise and fix the Government Allowed Priority Claim at $11,000,000. Moreover, the FDIC has agreed to disburse, no later than three (3) business days after the Distribution Date, from the Distribution it receives on account of the Government Allowed Priority Claim, to FTC the amount of $1,360,000 and to Nu-West the amount of $190,000. In exchange for such agreements, the Debtor has, without waiving its arguments as to the validity and/or priority of the Claims of the FDIC and/or the OTS, agreed to classify the Government Allowed Priority Claim pursuant to (S)(S) 507(a)(9) and 365(o) of the Bankruptcy Code.

UFG knows of no claims covered by this paragraph other than those scheduled as such on its Schedules filed with the Bankruptcy Court.

      D.  CLASS 3 -  CLAIMS OF UNSECURED CREDITORS
          ----------------------------------------

          Class 3 shall consist of all Allowed Unsecured Claims. The Unsecured Creditors' Fund shall be established on or before the Distribution Date and shall consist of all Assets of the Debtor remaining after (i) establishment of the Administrative Claimants' Fund, and (ii) distributions to holders of Class 1 Secured Claims and Class 2 Allowed Priority Claims have been made in accordance with the Plan (including Section 2.1 thereof). Except as set forth below, each holder of an Allowed Unsecured Claim in Class 3 shall receive a pro rata Distribution from the Unsecured Creditors' Fund in the proportion that such creditor's Allowed Unsecured Claim bears to the total amount of all Allowed Unsecured Claims, until the Unsecured Creditors' Fund is liquidated and the proceeds thereof are disbursed.

          FDIC/OTS, FTC and Nu-West have agreed with the Debtor that any Distribution received by any of them in excess of the sum of the Government Allowed Priority Claim will be distributed to the FDIC/OTS, FTC and Nu-West in the following percentages:

          FDIC/OTS      85.90909%
          FTC           12.36360%
          Nu-West      1.742731%.

The Debtor, FDIC, OTS, FTC and Nu-West agree that for any and all unsecured claims of FDIC and OTS, as well as the FTC Claim and the Nu-West Claim, they shall collectively be granted an allowed unsecured Claim compromised and fixed at $750,000 (the "Government/FTC/Nu-West Allowed Unsecured Claim"), which shall be distributed by the FDIC/OTS in the pro rata percentages referred to immediately above.

          The distributions to FTC and Nu-West as provided above and in Section D hereinabove shall be in complete satisfaction of the FTC Claim and the Nu-West Claim, and FTC and Nu-West shall not be entitled to receive any other or further Distributions from the Debtor or through FDIC and/or OTS on account of the FTC Claim and/or the Nu-West Claim.

          To be entitled to participate in any distribution on account of a Class 3 Claim, such Claim must be either: (a) listed in the Schedules as an undisputed, liquidated and non-contingent claim or (b) asserted in a proof of claim filed with the Clerk of the Bankruptcy Court on or prior to the last date set by the Bankruptcy Court for filing Claims in this Bankruptcy Case and either
(i) not be the subject of any objection or (ii) be subject to an objection but subsequently allowed pursuant to a Final Order of the Bankruptcy Court. Payment of Allowed Class 3 Claims under this Section shall not include post-petition interest.

      E.  CLASS 4 - INTERESTS
          -------------------

          Class 4 consists of UFG's issued and outstanding capital stock. Upon the Effective Date, all (whether issued or treasury) shares of stock of UFG that are outstanding immediately prior to the Effective Date will be canceled.

IV.  IDENTIFICATION OF CLASSES OF CLAIMS AND INTERESTS IMPAIRED AND NOT IMPAIRED
     ---------------------------------------------------------------------------
     BY THE PLAN
     -----------

     A.   CLASSES NOT IMPAIRED BY THIS PLAN
          ---------------------------------

          Class 1 is not Impaired. Under section 1126(f) of the Bankruptcy Code, the holders of Allowed Claims in such classes are conclusively presumed to have voted to accept the Plan, and, therefore, the votes of such holders will not be solicited and the Disclosure Statement will not be distributed to such holders.

     B.   CLASS OF CLAIMS IMPAIRED BY THIS PLAN AND WHOSE HOLDERS ARE ENTITLED
          --------------------------------------------------------------------
          TO VOTE
          -------

          Holders of Claims in Class 2 and Class 3 are Impaired by this Plan, and the holders of Allowed Claims in these classes are entitled to vote to accept or reject the Plan.

     C.   CLASSES OF INTERESTS IMPAIRED, RECEIVING NO DISTRIBUTION, AND,
          --------------------------------------------------------------
          THEREFORE, NOT ENTITLED TO VOTE
          -------------------------------

          Holders of Class 4 Interests will receive no distribution under the Plan. As such, holders of Class 4 interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote.

V.  IMPLEMENTATION OF THE PLAN
    --------------------------

          The Cash to effect the Distributions under the Plan is generated from the liquidation of UFG's Assets. On or before the Distribution Date, the Administrative Claimants' Fund shall be established and UFG shall deposit the minimum sum of $100,000 into that Fund. In addition, on or before the Distribution Date, UFG shall reserve the minimum sum of $11,000,000 in Cash from UFG's estate for disbursement on account of the Government Allowed Priority Claim. After the establishment of the Administrative Claimants' Fund, payment of the Claims and expenses otherwise referred to in Section 2.1 of the Plan and distributions to Priority Claims, UFG shall establish the Unsecured Creditors Fund. UFG shall deposit the remainder of Cash from the estate into the Unsecured Creditors' Fund for Distributions to holders of Allowed Class 3 Claims as soon as practicable after the Effective Date.

VI.  BAR DATE
     --------

          The bar date for filing Claims (the "Bar Date") is March 10, 1997 at 4:00 p.m. (Delaware Time).

VII.  SELECTED POST CONFIRMATION ISSUES
      ---------------------------------

      A.  CONDITION OF EFFECTIVENESS
          --------------------------

          In order for the Plan to become effective, unless waived by the FDIC, the FDIC and OTS shall jointly receive by April 30, 1997, a minimum Distribution on their Government Allowed Priority Claim sufficient for the FDIC/OTS to pay out the following amounts: $9,450,000 to the FDIC/OTS; $1,360,000 to FTC; and $190,000 to Nu-West. If the FDIC and OTS do not receive the specified consideration, they also have the option to cancel the Settlement Agreements as to all parties.

          In order for the Plan to become effective, the Plan shall contain a Government/FTC/Nu-West Allowed Unsecured Claim of $750,000. The Plan will also not become effective unless it contains Miscellaneous Tax Provisions as described below and Release Provisions as described below.

     B.   MANAGEMENT OF THE REORGANIZED DEBTOR
          ------------------------------------

          The Board of Directors of the Reorganized Debtor will be formed and constituted on the Effective Date. The sole director of the Reorganized Debtor will be determined before confirmation of the Plan. The certificate of incorporation of the Reorganized Debtor will permit the Board of Directors to appoint persons to act as President, Vice President, Treasurer and Secretary of Reorganized Debtor, with such Assistant Treasurer(s) and Assistant Secretary(ies) as the Board of Directors should appoint. The sole director, and all officers, employees, agents and professional persons employed by him on behalf of the Reorganized Debtor, shall be indemnified by the Reorganized Debtor for all acts that any of them must perform or cause to be performed in the capacity as officer and/or director, which acts shall include the administration of the Reorganized Debtor's estate and performance of such other services required by the Plan, except that there shall be no indemnification with respect to willful misconduct, gross negligence or fraud.

          The Reorganized Debtor may retain the services of attorneys, accountants and other agents necessary to assist and advise the Reorganized Debtor in the performance of its duties. The fees and expenses of such professionals and agents shall be paid from the Administrative Claimants' Fund upon the monthly submission of bills to the Reorganized Debtor within ten (10) business days of receipt.

     C.   REVESTING OF PROPERTY AND CAUSES OF ACTION
          ------------------------------------------

          On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, the Assets of UFG will automatically vest in the Reorganized Debtor, free and clear of all claims, liens, charges, interests or other encumbrances. On the Effective Date, all Causes of Action (except for those Causes of Action that are released under the Plan) shall automatically be retained and preserved and will revest in the Reorganized Debtor.

     D.   EXECUTORY CONTRACTS AND UNEXPIRED LEASES
          ----------------------------------------

          Effective as of the Confirmation Date, each executory contract and unexpired lease that has not been assumed or rejected by UFG prior to the Confirmation Date with the approval of the Bankruptcy Court shall be deemed rejected pursuant to (S)(S) 365 and 1123 of the Bankruptcy Code.

     E.   OBJECTIONS TO CLAIMS AND ADMINISTRATIVE CLAIMS BAR DATE
          -------------------------------------------------------

          Any Claim not deemed filed pursuant to section 1111(a) of the Bankruptcy Code or filed on or before the earlier of the Confirmation Date or the time fixed by the Bankruptcy Court for filing such Claims will not be Allowed; provided, however, that each person or entity that is a party to an executory contract or unexpired lease rejected pursuant to the Plan (and only such persons or entities) shall be entitled to file a proof of claim for damages alleged to have been suffered due to such rejection not later than thirty (30) days after the Confirmation Date. Any Claim arising from the rejection of any executory contract or unexpired lease not filed with the Court within the time period provided in the immediately preceding sentence shall be deemed discharged and no distribution may be made under the Plan on account of such Claim.

          Other than any Claim deemed allowed under the Plan (i.e., the Government Allowed Priority Claim and the Government/FTC/Nu-West Allowed Unsecured Claim), UFG, the Reorganized Debtor (as defined in the Plan) or any party in interest may object to and contest the allowance of any Claims filed with the Bankruptcy Court. Objections to Claims shall be filed with the Clerk of the Bankruptcy Court and served upon each holder of a Claim to which objection is made within ninety (90) days after the Effective Date or as otherwise provided by any Final Order entered by the Bankruptcy Court.

          Any entity that believes it holds a Claim entitled to administrative priority under Bankruptcy Code section 503 or section 507 that was incurred during the period from the Petition Date through the Confirmation Date shall file, not later than thirty (30) days after the Confirmation Date, that Claim. If such a filing is not timely made, such claimant will be forever barred and enjoined from asserting, recovering or otherwise seeking payment on, such Claim.

     F.   RETENTION OF JURISDICTION
          -------------------------

          The Bankruptcy Court will retain jurisdiction of the UFG chapter 11 case in order to allow and disallow Claims, to allow professional fees, to determine applications for assumption or rejection of executory contracts and unexpired leases and related issues, to enforce the Plan or resolve any disputes arising under the Plan, to correct any defect, to cure any omission or to reconcile any inconsistency in the Plan or Confirmation Order, to determine all applications, motions, adversary proceedings and contested matters in the Bankruptcy Court, to hear, determine and enforce all Claims and Causes of Action, to permit the Reorganized Debtor to abandon property of de minimus value to the estate, and to enter a final decree, all as more fully set out in Section 15.1 of the Plan.

VIII.  POST-BANKRUPTCY FINANCIAL INFORMATION
       -------------------------------------

          UFG has filed a Statement of Financial Affairs and Schedules of Assets and Liabilities with the Bankruptcy Court as required by the Bankruptcy Code.
As a debtor-in-possession, UFG intends to file (or has filed) monthly operating reports with the United States Trustee. This financial information may be examined in the Bankruptcy Court Clerk's Office.

IX.  RELEASES  AND COVENANTS
     -----------------------

     A.   GENERAL RELEASE
          ---------------

          Except as otherwise set forth below, on the Confirmation Date, but subject to the occurrence of the Effective Date, each holder of a Claim or Interest who is not otherwise specifically provided for in another section of
Article 12 of the Plan and (a) who has accepted the Plan, (b) whose Claim or Interest is in a Class that has accepted the Plan within the meaning of section 1126 of the Bankruptcy Code, or (c) who is entitled to receive a Distribution of Assets pursuant to the Plan, will be deemed, by virtue of such holder's receipt of a Distribution of property, acceptance of rights granted under the Plan or acceptance of the Plan by such holder's Class, to have unconditionally waived, discharged and released all rights, claims, and causes of action that such holder had or might have had against UFG, and UFG's current and former officers, directors, employees, agents, advisors, professional persons and representative, in respect of UFG and its business affairs prior to the Effective Date; provided, however, that such waiver, discharge and release will not apply to any oral or written contractual rights against non-Debtor third parties on guarantees and letters of credit, whether or not such non-Debtor third parties hold Claims against or Interests in UFG.

     B.   SPECIFIC RELEASES BY THE FDIC, THE OTS, FTC, NU-WEST, HOLDERS OF
          ----------------------------------------------------------------
          CLAIMS IN CLASSES 1 AND 2 AND THE HOLDERS OF ADMINISTRATIVE, TAX AND
          --------------------------------------------------------------------
          PRIORITY CLAIMS
          ---------------

          THE FDIC AND THE OTS. The FDIC, for itself and its successors and assigns, is releasing UFG, and Clarence Mayer, Paul N. Schwartz and James R. Whatley (jointly and severally, the "Released Directors") in their capacities as UFG's directors and/or officers, from any and all claims, demands and causes of action belonging to the FDIC that arise out of or relate in any way to UFG's or the Released Directors' relationship with USAT (or its subsidiaries) or the Released Directors' activities at UFG, USAT or their respective subsidiaries, except as described in Section 12.3 of the Plan (also described in Section IX.D. below) which expressly are not released or discharged. Pursuant to the OTS Settlements, all OTS proceedings against UFG and the Released Directors are terminated, and the OTS covenants and agrees that no further administrative proceedings arising out of UFG's or the Released Directors' activities at UFG shall be commenced by OTS against UFG or the Released Directors.

          INDENTURE TRUSTEE. FTC, not in its corporate capacity but solely as Indenture Trustee under the Indenture on behalf of the Debentureholders and the respective successors and assigns of the foregoing, is releasing and discharging UFG, its past and present officers, directors and employees, and its successors and assigns, from any and all claims, demands, obligations, damages, actions and causes of action, for monetary or non-monetary relief, direct or indirect, in law or in equity, belonging to FTC, or to the holders of the Debentures, to the extent permitted by the Indenture.

          NU-WEST. Nu-West, for itself and its successors and assigns, is releasing and discharging UFG, its past and present officers, directors and employees, and its successors and assigns, from any and all claims, demands, obligations, damages, actions and causes of action, for monetary or non-monetary relief, direct or indirect, in law or in equity, belonging to Nu-West.

          CLASS 1 AND 2 AND ADMINISTRATIVE AND TAX CLAIMANTS. In consideration of Distributions to be made to holders of Administrative Claims and Tax Claims, each such claimant and holder of such Claim (jointly and severally, the "Releasors") is releasing UFG and UFG's agents, counsel, advisors and representatives (including current and former officers and directors of UFG) (jointly and severally, the "Released Parties"), and the Released Parties are releasing the Releasors (except as otherwise provided in the Plan or any amendment thereto), from any and all claims, obligations, rights, Causes of Action, and liabilities (other than UFG's obligations under the Plan), whether known or unknown, foreseen or unforeseen, now existing or thereafter arising, and based in whole or in part upon any act, omission, misfeasance or malfeasance or other occurrence taking place on or prior to the Effective Date, in any way relating to UFG, the Reorganized Debtor, the Chapter 11 Case, or the Plan (jointly and severally, the "Released Claims"), and such distribution will be deemed in full and final satisfaction, settlement and release of and will effect a waiver of the Released Claim against such persons.

     C.   RELEASES OF OTHERS BY UFG
          -------------------------

          UFG, on behalf of itself, the successors and assigns of UFG and the Released Directors, is deemed to release and discharge FDIC, OTS, and their respective successors and assigns, from any and all claims, demands, obligations, damages, actions and causes of action, for monetary or non-monetary relief, direct or indirect, in law or in equity, belonging to UFG or the Released Directors. Moreover, UFG, on its own behalf and that of its successors and assigns, will release and discharge FTC as Indenture Trustee under the Indenture, Nu-West, and their respective successors and assigns, from any and all Claims, demands, obligations, damages, actions and causes of action, for monetary and non-monetary relief, direct or indirect, in law or in equity, belonging to UFG.

     D.   OTHER RELEASES AND EXPRESS RESERVATIONS THEREFROM BY THE FDIC AND
          -----------------------------------------------------------------
          THE OTS
          -------

          UFG, on its own behalf, and on behalf of all of UFG's stockholders derivatively, will waive, release and discharge all current and former directors, officers, employees, agents, advisors, professional persons and UFG representatives (jointly and severally, the "Releasees"), from all liability based upon any act or omission relating to past service with or for or on behalf of UFG or its affiliates. The immediately preceding sentence shall not, however, apply to any indebtedness of any person to UFG for money borrowed by such person.

          Notwithstanding any other provision in the Plan, the FDIC will be deemed to preserve and will not be deemed to have released, any Claims not expressly released in the Plan, including, without limitation (i) any Claim by the FDIC against any person or entity not expressly released by the FDIC in the Plan, including, but not limited to, Charles E. Hurwitz, any of UFG's present or former directors or officers (except the Released Directors), Federated Development Co., MCO Holdings, Inc., Maxxam, Inc. and any and all of UFG's present or former affiliates provided, however, that the following and current and former subsidiaries of the Debtor -- PLC Stockholdings, Inc., Group Investors Trust Company, PennCorp Financial, Inc., and Southwestern Group Agency, Inc., will enter into separate release agreements with FDIC/OTS in exchange for a transfer of all of their assets to the Debtor for Distribution pursuant to the Plan or (ii) any Claim against UFG or any other person or entity as the maker, endorser or guarantor of any promissory note payable or owed to FDIC (other than in its capacity with respect TO USAT or UFG), financing institutions other than USAT, or any other person or entity, including, but not limited to, any Claims of the FDIC as successor in interest to said other financial institutions or other persons or entities.

     E.   MISCELLANEOUS TAX PROVISIONS
          ----------------------------

          UFG, on behalf of itself and any and all successors-in-interest, agrees not to claim on any tax return filed with, or utilize in connection with any assessment of tax by, the Internal Revenue Service (i) any net operating loss deductions, under the provisions of Section 172 of the Internal Revenue Code, for net operating losses of UFG or USAT for any tax years through and including December 31, 1988 nor (ii) any carryovers or carrybacks, under the provisions of Section 1212 of the Internal Revenue Code, for any net capital losses of UFG or USAT for any tax years through and including December 31, 1988 (collectively, the "Tax Losses"). Notwithstanding the foregoing, UFG shall be allowed to utilize these Tax Losses only to offset UFG's income attributable to its tax years ending on or before December 31, 1997, provided that there is no material increase in the amount of and nature of UFG's assets and liabilities from those reflected in its report on S.E.C. Form 10-Q for the quarter ended September 30, 1995 and provided further that there is no material change in the amount and nature of the business conducted by UFG (including, but not limited to, any business conducted through subsidiaries, partnerships or joint ventures), in UFG's corporate structure, and/or in UFG's ownership other than as contemplated in the Plan. The intent of this section of the Plan is to extinguish any and all tax deductions and benefits arising out of the Tax Losses of UFG and USAT except in the limited circumstances set forth in the Plan.

X.   THE PLAN CONFIRMATION PROCESS
     -----------------------------

     A.   ACCEPTANCE AND CONFIRMATION
          ---------------------------

          At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of the Plan are that the Plan is
(i) accepted by the impaired class of claims or, if rejected by the impaired class, that the Plan "does not discriminate unfairly" and is "fair and equitable" as to the Class, (ii) feasible, and (iii) in the best interests of creditors whose claims are impaired under the Plan.

          1.  Acceptance of the Plan
              ----------------------

          In order for the Plan to be accepted by any class, it must be accepted by creditors who hold at least two-thirds in dollar amount of the claims in such impaired class as to which votes are cast, and who comprise more than one-half of the voting creditors holding claims in such class. A class is impaired if the legal, equitable or contractual rights attaching to the Claims in that class are modified, other than by curing defaults and reinstating maturity or payment in full in cash. Creditors whose claims are not impaired by the Plan may not vote and are conclusively presumed, pursuant to the Bankruptcy Code, to have accepted the Plan.

          If any impaired Class does not accept the Plan, UFG may nevertheless seek confirmation of the Plan. To obtain such confirmation, it must demonstrate to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each dissenting class.

          2.  Feasibility
              -----------

          As a condition to confirmation of a Plan, section 1129(a) of the Bankruptcy Code requires that the confirmation of the Plan is not likely to be followed by the liquidation of the reorganized debtor (unless such liquidation is proposed in the Plan) or the need for further financial reorganization. Since liquidation is proposed in the Plan, UFG believes that the Plan meets the feasibility requirement and that it will be able to make all payments required by the Plan without the necessity for further financial reorganization.

          3.  Best Interests Test
              -------------------

          Confirmation of the Plan also requires that each claimant either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date of the Plan, that is not less than the value such claimant would receive or retain if UFG was liquidated under Chapter 7 of the Bankruptcy Code.

          To determine what creditors and holders of interest would receive if UFG was liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of UFG's assets and properties in the
context of a Chapter 7 liquidation case.   UFG believes that creditors would
receive substantially less if the Assets were liquidated under Chapter 7 of the
Bankruptcy Code (see Section XII.A hereunder).   Such cash amount would be
further reduced by the cost and expenses of liquidation and by additional administrative priority claims that would result from, in all likelihood, a Chapter 7 liquidation.

          The cost of liquidation under chapter 7 would include the fees payable to a trustee, as well as those that might be payable to additional attorneys and other professionals that the trustee may engage, plus any unpaid expenses incurred by UFG during the Chapter 11 case, such as compensation for attorneys, financial advisors and accounts.

          UFG believes that for all of these reasons, as well as those set forth in Section XII.A hereunder, unsecured creditors will receive substantially greater value under the Plan than in a Chapter 7 liquidation and that the Plan satisfies the "best interest of the creditors" test. In addition, Interest holders would not be entitled to receive any distributions on account of their Interests in either a Chapter 7 or Chapter 11 case since unsecured creditors would not receive payment in full in either scenario.

XI.  GENERAL FEDERAL INCOME TAX CONSIDERATIONS
     -----------------------------------------

          The confirmation and execution of the Plan may have tax consequences to holders of Claims and Interests. UFG does not offer an opinion as to any federal, state, local or other tax consequences to holders of claims and Interests as a result of the confirmation of the Plan. All holders of Claims and Interests are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of the Plan. THIS DISCLOSURE STATEMENT IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, AS LEGAL OR TAX ADVICE TO ANY CREDITOR.

XII.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
      ---------------------------------------------------------

          If the Plan is not confirmed and consummated, the theoretical alternatives include (a) liquidation of UFG under Chapter 7 of the Bankruptcy Code, or (b) an alternative plan of reorganization.

     A.   LIQUIDATION UNDER CHAPTER 7
          ---------------------------

          If no Plan can be confirmed, the Chapter 11 Case may be converted to a case under Chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of UFG for distribution to its creditors in accordance with the priorities established by the Bankruptcy Code. In light of the OTS Claims and the FDIC Claims, UFG believes that conversion to a Chapter 7 case would likely result in substantially lower or no distributions to unsecured creditors. Specifically, the Settlement Agreements are the culmination of several years of settlement negotiations between UFG, the FDIC, the OTS, and others, and form the cornerstone for the Plan. However, the Settlement Agreements are conditioned expressly upon UFG confirming a plan of reorganization with acceptable terms following, to the greatest extent possible, the terms set forth in the Settlement Agreement. Conversion to Chapter 7 would, most likely, jeopardize the Settlement Agreements and revert the parties back to their prior positions regarding entitlement to UFG's Assets. Thereafter, UFG would be forced to litigate, inter alia, complex legal issues surrounding the Net Worth Claim and whether such claim would, if Allowed, entitle the FDIC and/or OTS to a priority claim under section 365(o) of the Bankruptcy Code. If the FDIC and/or the OTS is ultimately successful, the FDIC and/or the OTS would, as priority creditors, receive distributions on its/their claims ahead of all other unsecured creditors. Moreover, even if the FDIC and/or the OTS is/are not successful, any litigation that would ensue would likely be protracted and expensive. For all of these reasons, UFG submits that conversion to Chapter 7 would likely result in substantially lower returns or none at all for UFG's unsecured creditors.

     B.   ALTERNATIVE PLAN OF REORGANIZATION
          ----------------------------------

          If the Plan is not confirmed, UFG or any of the parties in interest could attempt to formulate a different Plan. UFG believes that the Plan described herein will provide the greatest and most expeditious return to creditors.

XIII.  OTHER INFORMATION
       -----------------

          Inquiries regarding this Disclosure Statement may be made by communicating with Thomas L. Ambro or Hillary C. Steinberg at the offices of Richards, Layton & Finger, One Rodney Square, P.O. Box 551, Wilmington, Delaware 19899.

Dated:  February 28, 1997


                                UNITED FINANCIAL GROUP, INC.


                                By:/s/ Paul N. Schwartz
                                   --------------------------
                                     Paul N. Schwartz
                                     President